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                                                                  EXHIBIT 8.1.1.

Morgan Beaumont, Inc. Announces Contract With IPrepay Inc.
Thursday October 07, 2004 01:34 PM US Eastern Timezone

SARASOTA, Fla.--(BUSINESS WIRE)--Oct. 7, 2004--Morgan Beaumont, Inc., (OTCBB:MBEU) a premier technology solution provider to the Stored Value and Debit Card market as well as an issuer of signature-based Visa, MasterCard hologram cards and Debit Card Solutions announced today that it has signed a contract with IPrepay Inc., a subsidiary of Radiant Holdings and a leading issuer of prepaid products and services. IPrepay will utilize Morgan's POS software and national cash loading network to offer Stored Value and Debit Cards to IPrepay's prepaid calling card customers. The contract calls for IPrepay to issue as many as 1 million Stored Value MasterCards using Morgan Beaumont's proprietary technology.

"Morgan Beaumont is delighted to be working with IPrepay to offer their customer base convenient, personalized financial products and services utilizing Morgan's proprietary technology," commented Morgan Beaumont CEO, Cliff Wildes. "Because IPrepay is a subsidiary of Radiant holdings and a leader in the telecommunications industry, we feel we are in a position to leverage Radiant's points of presence."

Issa Asad, President of IPrepay, commented, "Adding a Master Card Debit product will close the gap with our current customer audience (un-banked and sub-prime market) and arm IPrepay with a powerful product that will ensure a competitive edge in our market place. Adding value to our customers through our distribution is our goal. Morgan Beaumont's products will be offered through points of presence that IPrepay currently has in place with its retail merchants. We plan to rollout / launch during the year-end holiday season."

Morgan Beaumont, Inc. (OTCBB:MBEU) is a Technology Solutions Company located in Sarasota Florida. Morgan is one of the premier providers of Stored Value and Debit Card Solutions in the United States. The company has developed POS and PC based software that connects merchants with multiple Stored Value Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. The company also has a national network of Stored Value and Debit Card load stations located throughout the United States. To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com.

IPrepay Inc. established and headquartered in Miami, Florida is a pioneer in marketing and distributing prepaid products. The company has successfully integrated services enabled by banking, credit card processing, and telecommunication networks into stored value card products that meet a multitude of needs for today's consumer. An ever-increasing number of these retail locations are adopting the conveniences of the IPrepay POS Solution that couples unlimited supply with no inventory costs. IPrepay's open model of competition enables it to both supply & distribute competitive products. To learn more about IPrepay Inc., please visit http://www.iprepay.com. "Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995:

Statements about the expected future prospects of our business, our outlook for earnings per share in 2004, statements about our outlook for internal revenue growth in 2004 and 2005, and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.